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                                                                   EXHIBIT 10.13

                       WATER AND SANITARY SEWER AGREEMENT

     This Agreement is made between the City of Big Stone City, South Dakota, ("the City"), having its principle office at 651 Main St., Big Stone City, South Dakota, and Northern Lights Ethanol, LLC, having its principle office at 1303 East Fourth Avenue, Milbank, South Dakota 57252 ("Northern Lights").

RECITALS

     The parties recite and declare:

     A. Northern Lights is to be the owner and operator of an ethanol facility consisting of a plant and supporting elements located near Big Stone City, South Dakota, which ethanol facilities are herein referred to as the "project."

     B. To operate the project, Northern Lights will need water and sanitary sewer services, both of which the City is willing and able to provide.

     C. The parties desire to enter into an agreement to formally establish Northern Lights' agreement to purchase, and the City's agreement to sell and provide, water and sanitary sewer services to the project.

     Now, therefore, in consideration of the mutual covenants and agreements set forth below, the City and Northern Lights agree as follows:

SECTION ONE. WATER

1.1  The City will:

     a. Permit Northern Lights to attach to the water-main located at the northeast corner of the intersection of Cross Street and State Highway 109 ("the Main") a pipeline, plumbing and other facilities necessary to obtain and transport water from the Main to the project.

     b. Permit Northern Lights to install near the Main a water meter pit to house a water meter to be installed by the City that will measure the volume of water delivered by the City to the project.

     c. Deliver to the project potable water with water pressure of not less than 10 psi and in such an amount as to permit Northern Lights to maintain continuous operation of the project with a minimum usage estimate of 10GPM, a maximum usage estimate of

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550 GPM, and an average rate of approximately 155,000 gallons per day, but not to exceed 500,000 gallons per day.

     d. Determine, by reading of the water meter installed on the Main, the amount of water delivered to the project and bill Northern Lights for such water at the rates set forth in Attachment A attached hereto and made a part of this Agreement.

     e. Grant Northern Lights access to inspect the water meter installed on the Main. City will furnish, inspect and maintain the water meter to control accuracy.

1.2  Northern Lights will:

     a. Construct and maintain at its cost the pipeline, plumbing and other facilities necessary to connect to, and obtain water from, the Main and to transport water from the Main to the project, including the construction and maintenance of a pipeline runnning parallel to the northern side of County Road 34.

     b. Install at its costs a water meter pit near the Main that will allow the City to install a water meter that will measure the volume of water delivered by the City to the project.

     c. Obtain all approvals and permissions required to construct and maintain the pipeline, plumbing and other facilities necessary to transport water from the Main to the project, including but not limited to the approval or permission of Grant County, South Dakota.

     d. Pay within 30 days of receipt of the City's invoice for water delivered to the project at the rates set forth in Attachment A.

1.3  Metering Testing:

     a. The City shall make at any reasonable time at Northern Lights' request a special meter test on the meter installed near the Main. The costs of the tests shall be borne by the City; provided, however, that if any special meter test made at Northern Lights' request shall disclose that the meter is recording accurately, Northern Lights shall reimburse the City for the cost of such test. If the meter registers not more than 2% above or below accurate, then the meter shall be deemed to be recording accurately. The readings of the meter which have been disclosed by tests to be inaccurate shall be corrected for the 90 days previous to such test in accordance with the percentage of inaccuracy found by such test. If the meter should fail to register for any period, the City and Northern Lights shall agree as to the amount of water furnished during such period and Northern Lights shall pay said amount.

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     b. The City shall notify Northern Lights in advance of the time of any special meter reading or test so that Northern Lights' representative may be present at such meter reading or test.

SECTION TWO. SANITARY SEWER SERVICES

2.1  The City will:

     a. Permit Northern Lights to attach to the sewer line running to the project and parallel to the southern side of County Road 34 a pipeline, plumbing and other facilities necessary to obtain sanitary sewer services from the City.

     b. Collect, transport and dispose of all sanitary sewage produced by the project.

     c. Determine, by reading of the meter referred to in Section 2.2(c) of this Agreement, the amount of sanitary sewage and waste water produced by Northern Lights, and collected, transported and disposed of by the City, and bill Northern Lights for the collection, transport and disposal of such sewage and waste water according to the rates set forth in Attachment A attached hereto and made a part of this Agreement.

2.2  Northern Lights will:

     a. Construct and maintain at its cost the pipeline, plumbing and other facilities necessary to connect the project to the sewer line running to the project and parallel to the southern side of County Road 34.

     b. Construct and maintain at its cost a lift station at the project to ensure safe and efficient disposal of the sanitary sewage and waste water produced by the project.

     c. Allow to be installed one water meter on a pipeline delivering water to the three (3) buildings of the project which will use water received from the City for potable purposes, such as drinking, toiletry, and other personal purposes, which meters shall measure the water used by Northern Lights for potable purposes and which measurements shall be used in conjunction with the rates set forth in Attachment A to determine Northern Lights' required payment to the City for sanitary sewer services under this Agreement.

     d. Obtain all approvals and permits required to construct and maintain the lift station and any pipelines, plumbing or facilities on the project premises used in the disposal of sanitary sewage and waste water produced by the project.

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     e. Pay within 30 days of receipt of the City's invoice for sanitary sewer services at the rates set forth in Attachment A.

     f. Grant the City access to maintain and inspect the water meter used to measure the water used by Northern Lights for potable purposes.

g.   Only dispose of potable water waste in the City's sanitary sewer system.

2.3  Metering Testing:

     a. Northern Lights shall make at any reasonable time at the City's request a special meter test on the meters installed to measure the water used by Northern Lights for potable purposes. The costs of the tests shall be borne by Northern Lights; provided, however, that if any special meter test made at the City's request shall disclose that the meter is recording accurately, the City shall reimburse Northern Lights for the cost of such test. If the meter registers not more than 2% above or below actual, then the meter shall be deemed to be accurate. The readings of the meter which have been disclosed by tests to be inaccurate shall be corrected for the 90 days previous to such test in accordance with the percentage of inaccuracy found by such test. If the meter should fail to register for any period, the City and Northern Lights shall agree as to the amount of water furnished during such period and Northern Lights shall pay said amount.

     b. Northern Lights shall notify the City in advance of the time of any special meter reading or test so that the City's representative may be present at such meter reading or test.

SECTION THREE. TERM

     This Agreement shall continue in force for the term of 10 years from, and after January 1, 2002, and shall be followed by two (2) additional 5 year terms, and thereafter from year to year; provided however that either party shall have the right to terminate this Agreement on any of the following dates: (a) date of expiration of the initial term upon 12 months' advance notice by the terminating party; or (b) date of expiration of any subsequent contractual term upon 12 months' advance notice by the terminating party.

SECTION FOUR. INTERRUPTIBILITY

     The City shall not interrupt any of the services provided herein, or any component thereof, except for material breach of this Agreement by Northern Lights or in the case of casualty damage, or in the case of a need to make repairs and systems enhancement, and in this later event only upon notice to Northern Lights adequate to permit Northern Lights

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to provide back-up services when required in Northern Lights' sole discretion.
All repairs, whether routine or due to casualty, and all enhancements shall be made as timely as possible so as to provide as little disruption to Northern Lights' operations as possible. Notice shall be given to the Northern Lights' Plant Manager on duty when the notice is given.

SECTION FIVE. GOOD FAITH BILLING DISPUTES

     If Northern Lights disputes in good faith any billings or adjustments to any billings for services rendered under this Agreement, then Northern Lights shall pay the undisputed amount to the City and pay the disputed amount into a separate interest-bearing account at a federally insured financial institution mutually agreed upon by the parties. This financial institution will be the account agent on behalf of the City and Northern Lights. The disputed funds shall be held in this account during the pendency of the dispute. After resolution of the dispute, both parties will jointly designate to the account agent the proper distribution of all deposits, funds and accumulated interest. Any expenses by the account agent shall be borne equally by the City and Northern Lights. The City shall not have the right to suspend or terminate the services provided herein as a result of any or all good faith disputes.

SECTION SIX. BREACH OF AGREEMENT

6.1 If any of the following events of default shall occur: (a) if Northern Lights shall fail to pay any amount due hereunder and such failure shall continue for more than 30 days after written notice thereof from the City to Northern Lights; (b) if Northern Lights shall fail to perform or comply with any other term hereof and such failure shall continue for more than 30 days after written notice thereof from the City to Northern Lights (or, if such failure is of such a character as to require more than 30 days to cure and if Northern Lights continues to use reasonable diligence in curing such failure for more than that period of time reasonably necessary to cure such failure); or (c) be a debtor in a voluntary or involuntary bankruptcy; then and in any such event the City may, at its option, terminate this Agreement and pursue any other legal rights or remedies at law or equity to which the City is entitled.

6.2 If any of the following events of default shall occur: (a) if the City shall fail to provide any of the services required hereunder, and such failure shall continue for more than three days after written notice thereof from Northern Lights; or (b) if the City shall fail to perform or comply with any other term hereof and such failure shall continue for more than 30 days after written notice thereof from Northern Lights (or, if such failure is of such a character as to require more than 30 days to cure and if the City continues to use

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reasonable diligence in curing such failure for more than that period of time reasonably necessary to cure such failure), then and in any such event, Northern Lights may, at its option, terminate this Agreement and pursue any other legal rights or remedies at law or equity to which Northern Lights is entitled.

SECTION SEVEN. INDEMNIFICATION, WAIVER OF SUBROGATION AND INSURANCE

7.1 Northern Lights shall protect, indemnify and save harmless the City from and against all liabilities, obligations, claims, damages, penalties, causes of action, judgments, costs and expenses (including without limitation reasonable attorneys' fees and expenses) imposed on or incurred by or assessed against the City or the City's property during the term of this Agreement, for any of the following: (a) any accidents or injury to or death of persons or loss of or damage to property of third persons occurring on or about Northern Lights' project site, along the pipelines installed by Northern Lights, and/or the City's facilities due to the negligence or tortious act on the part of Northern Lights or any of its employees, agents, contractors, sublessees, licensees or invitees; or (b) any failure on the part of Northern Lights to perform or comply with any of the terms of this Agreement; (c) any mechanic's or supplier's claim or lien in connection with work done or materials furnished relating to the Northern Lights' project site, along the pipelines installed by Northern Lights, and/or the City's facilities; or (d) Northern Lights improperly uses the sewer system by putting toxic or hazardous waste in the City Sanitary system. If any action, suit or proceeding is brought against the City by reason of any such occurrence, Northern Lights, on request of the City, shall at Northern Lights' expense defend the action, suit or proceeding with counsel designated by Northern Lights and approved by the City, which approval shall not be unreasonably withheld.

7.2 Both parties hereby waive any and all rights of recovery which either of them may have against the other for any loss of property which is covered by insurance carried by the other party pursuant to the provisions of this Agreement.

7.3 Each party may, at their own expense, procure and maintain, or cause to be procured and maintained, in force throughout the term of this Agreement, hazard insurance with extended coverage endorsement against loss or damage to their respective facilities and property located therein, with coverage for perils as set forth under the Causes of Loss-Special Form in an amount equal to the full insurable replacement cost of said facilities and property. Said policy if obtained shall require the insurer to give the other party at least 30 days' advance written notice of any cancellation of any such policy.

7.4 Both parties shall, at their own expense, keep in effect commercial general liability insurance, including contractual liability insurance, covering their respective operations

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on and about their respective facilities and properties, with such limits of liability as each shall reasonably determine from time to time, but not less than combined single limits of $1,000,000.00 per occurrence for bodily injury, death or property damage. The policies shall be written on an "occurrence" basis and not on a "claims made" basis, and Certificates of Insurance shall be issued by the respective insurance carriers and shall provide that the insurance policies shall not be cancellable without at least 30 days' prior written notice to the other party.

SECTION EIGHT. FORCE MAJEURE

     The City shall not be liable to Northern Lights for its failure to deliver services hereunder, and Northern Lights shall not be liable to the City for its failure to receive said services, when such failure shall be due to accident to or breakage of pipelines or equipment, failure of generating equipment or lines, fires, floods, storms, weather conditions, strikes, lockouts, or other industrial disturbance, riots, legal interference, governmental action or regulation, acts of God or public enemy, or, without limitation by enumeration, any other cause beyond the City's or Northern Lights' reasonable control; provided the City or Northern Lights shall promptly and diligently take such action as may be necessary and practicable under the then existing circumstances to remove the cause of failure and resume delivery and use of service, except that any labor disturbance may be settled at the City's or Northern Lights' discretion. The party seeking to invoke this provision shall provide notice within 24 hours or such other time as is reasonable under the circumstances. The party shall further notify the other party as to the time when a force majeure condition is no longer in effect.

SECTION NINE. GOVERNING LAW

     This Agreement shall be governed by, construed, and enforced in accordance with the laws of South Dakota.

SECTION TEN. WAIVERS

     No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provisions of this Agreement, and no waiver shall be effective unless made in writing. In the event that any provision herein shall be illegal or unenforceable, such provisions shall be severed and the entire Agreement shall not fail, but the balance of the Agreement shall continue in full force and effect.

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SECTION ELEVEN. ENTIRE AGREEMENT

     This Agreement shall constitute the entire agreement between the parties, and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party, except to the extent incorporated in this Agreement.

SECTION TWELVE. MODIFICATION OF AGREEMENT

     Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing, signed by each party or an authorized representative of each party.

SECTION THIRTEEN. ATTORNEYS' FEES

     If any action at law or in equity shall be brought to recover any amounts due under this Agreement, or for or an account of any breach of, or to enforce or interpret any of the covenants, terms, or conditions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party.

SECTION FOURTEEN. EASEMENTS

     Each party hereby grants to the other easements for ingress and egress to and from their respective properties for the purpose of installing, maintaining, inspecting, repairing the lines, meters and equipment to be installed pursuant to the terms of this Agreement. Property damaged as a result of installing, maintaining, inspecting and repairing a party's lines, meters and equipment shall be reasonably restored to its condition immediately prior to the occurrence of such damage at the expense of the party causing the damage.

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     In witness whereof, each party to this Agreement has caused it to be executed on the dates indicated below.

Dated: 12-26-01                      NORTHERN LIGHTS ETHANOL, LLC
      --------------

                                     By: /s/ Delton Strasser
                                        ----------------------------------------

                                     Title: President of the Board of Managers

Dated: 12-7-01                       THE CITY OF BIG STONE CITY
      --------------

                                     By: /s/ James McFarlene
                                        --------------------------

                                     Title: Mayor
                                           -----------------------

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                                  ATTACHMENT A

                                      RATES

WATER

Northern Lights shall pay to the City for the delivery of water as follows:

     a.   A monthly fee of $1,500.00; and

     b. A fee of $2.75 for each one-thousand gallons per day not in excess of 50,000 gallons; and

     c. A fee of $1.80 for each one-thousand gallons per day in excess of 50,000 gallons.

The parties also recognize that Big Stone City purchases its water from the City of Ortonville. Big Stone City pays an increased rate for excess gallons used if it uses more than 250,000 gallons in any given day. In the event that Big Stone City's usage exceeds 250,000 gallons per day, Big Stone City and Northern Lights shall each pay a proportionate share of the increase in the rate for the gallons used by both parties on a combined basis in excess of 250,000 gallons per day. Each party's proportionate share shall be determined in accordance with the following calculation:

                               FOR NORTHERN LIGHTS

     Gallons used by Northern Lights less 150,000 gallons DIVIDED BY (total actual gallons used by both parties less 250,000 gallons) X the increased rate charged by the City of Ortonville = Northern Lights' proportionate share of the increased rate on gallons used by both parties in excess of 250,000 gallons per day.

                               FOR BIG STONE CITY

     Gallons used by Big Stone City less 100,000 gallons DIVIDED BY (total actual gallons used by both parties less 250,000 gallons) X the increased rate charged by the City of Ortonville = Big Stone City's proportionate share of the increased rate on gallons used by both parties in excess of 250,000 gallons per day.

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SANITARY SEWER SERVICES

Northern Lights shall pay to the City for sanitary sewer services $1.50 for each one-thousand gallons of water used solely for potable purposes, as determined from the three (3) meters referred to in Section 2.2(c) of this Agreement.

RATE RENEGOTIATION

These rates shall remain in effect until December 31, 2004. Thereafter the parties shall renegotiate the rates in good faith.



PREPARED BY:                                  /s/ Steven Street
James M. Wiederrich                          -----------------------------------
Daniel J. Harmelink                          Notary Public - South Dakota
Woods, Fuller, Schultz & Smith P.C.          My commission expires:  10-12-2002
300 South Phillips Ave, Suite 300
Sioux Falls SD 57117-5027
605-336-3890